Exhibit 10
                              CONSULTING AGREEMENT

      This CONSULTING AGREEMENT, which is dated as of July 2, 1996 (the "Agreement"), is by and between Century Telephone Enterprises, Inc., a Louisiana corporation (the "Company"), and Jim D. Reppond ("Consultant").

                                   WITNESSETH:

      WHEREAS, Consultant has been employed by the Company and its predecessor companies for over 36 years, most recently as Vice President;

      WHEREAS, Consultant and the Company have entered into an agreement dated December 31, 1994 (the "1994 Agreement"), which provides that Consultant will retire as of the date hereof; and

      WHEREAS, after the date hereof Consultant desires to assist the Company, and the Company desires to engage Consultant, upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and in the 1994 Agreement, the parties hereto agree as follows:

      1. Consulting Services to be Performed; Term; Compensation and Benefits.
(a) The Company hereby engages Consultant to serve as its consultant and Consultant agrees to so serve for a period commencing on the date hereof and ending on the tenth anniversary of the date hereof. Consultant agrees to perform services regarding such matters and at such times as will be referred to him by the President of the Company, including without limitation assisting the executive officer or officers of the Company that are responsible for duties previously performed by Consultant. Consultant agrees to devote such of his time, skill, labor and attention to the performance of such services as may be necessary or desirable to render the prompt and effective performance of his duties hereunder, provided, however, that in no event shall Consultant be obligated to (i) work more than 15 hours per week or 150 hours per year or (ii) work from any location other than his principal residence, except for such trips to the Company's principal or regional offices that the President of the Company deems in good faith to be necessary or appropriate, which shall not exceed six trips per year.

            (b) Except as the Company may otherwise permit, Consultant shall maintain in strict confidence and shall not disclose, directly or indirectly, any non-public or proprietary information relating to the Company or its affiliates ("Confidential Information") that Consultant (i) acquired in any manner during the course of his employment by the Company or (ii) receives or acquires in the course of rendering consulting services under this Agreement. Consultant agrees that all Confidential Information is proprietary to the Company. Consultant further agrees that he shall use all Confidential Information (regardless of when and how acquired) solely in connection with the rendering of consulting services under this Agreement. Consultant further agrees that during the term of this Agreement, neither Consultant nor anyone acting in concert


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with Consultant will solicit or induce, either directly or indirectly, any employee of the Company or its affiliates to leave such employment.

            (c) In exchange for Consultant's covenants and agreements hereunder, the Company shall pay Consultant the following annual fees, payable annually in advance, commencing with the initial annual payment which has been made simultaneously with the execution of this Agreement:


    Year Ending                               Year Ending
      July 1              Fee                   July 1               Fee
    -----------       ---------               -----------        ---------
       1997           $  14,000                  2002            $  16,230

       1998              14,420                  2003               16,717

       1999              14,853                  2004               17,218

       2000              15,298                  2005               17,735

       2001              15,757                  2006               18,267



            (d) Consultant shall be entitled to reimbursement for all travel and other out-of-pocket expenses reasonably incurred by him in the performance of his duties hereunder, subject to his observance of any policies of general application with respect thereto maintained by the Company.

      2. Status of Consultant. (a) The Company and Consultant understand and agree that Consultant is an independent contractor for withholding and other employment tax purposes and is not an employee of the Company. Accordingly, Consultant acknowledges and agrees that (i) he will not be treated as an employee for purposes of any federal or state law regarding income tax withholding or for purposes of contributions required under any unemployment, insurance or compensatory program and (ii) he will be solely responsible for the payment of any taxes or assessments imposed on account of the payment of compensation to or the performance of consulting services by him pursuant to this Agreement, including, without limitation, any unemployment insurance taxes, federal, state or local income taxes, federal social security payments, or state disability insurance taxes, all of which he expressly agrees to pay when such taxes or assessments may become due.

            (b) Consultant will not and has no authority to represent to others that he is an employee of the Company. Except as expressly authorized in writing by the Company, Consultant has no authority to bind or obligate the Company, to participate in the management of the Company, to use the name of the Company or any of its affiliates in any manner whatsoever, or to represent to others that he has any such authority.


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            (c) Consultant shall indemnify and hold harmless the Company from any liabilities, claims, losses or expenses arising out of his breach of this Section .

      3. Termination of Consultancy Period. (a) Unless earlier terminated pursuant to the provisions of paragraph (b), the terms and provisions of this Agreement shall terminate on the tenth anniversary of the date hereof.

            (b) Notwithstanding anything to the contrary contained herein, this Agreement may be terminated:

                  (i)   Upon the parties' mutual written consent;

                  (ii) By the Company upon (A) Consultant's death, (B) the Company's good faith determination that Consultant has engaged in a pattern of habitual intoxication, has abused or become addicted to a controlled substance or has been convicted of a felony or (C) Consultant's willful, unreasonable and uncorrected refusal to provide the consulting services contemplated hereunder, but not less than 45 days after a written demand for performance is made by the Company; or

                  (iii) By Consultant upon (A) the Company's failure to pay
                        Consultant any amounts owed hereunder, which failure continues for a period of 45 days after Consultant gives the Company notice thereof, or (B) any directive, following a Change in Control of the Company (as defined in the 1994 Agreement), requiring Consultant to perform more duties, engage in more travel or otherwise discharge more responsibilities than previously performed, engaged in or discharged by Consultant prior to the Change in Control of the Company.

            (c) Upon any termination of this Agreement under paragraph 3(b)(iii), all payments under Section 1(c) not previously paid to Consultant shall accelerate and shall become due and payable on the fifth business day following Consultant's delivery of a notice terminating this Agreement. If any court of competent jurisdiction finds that the Company has breached its obligations to make any payment required under this paragraph (c), the amount payable hereunder shall be trebled.

            (d) Sections 1(b), 2(c), 3(d), 4 and 5 shall survive any termination of this Agreement, all of which shall be binding upon Consultant and his personal or legal representatives, executors, administrators, heirs, devises, legatees and permitted assigns.

      4. Release. Consultant hereby reaffirms the representations, warranties, covenants and agreements made by him under Section 7.02 of the 1994 Agreement, pursuant to which Consultant, among other things, released the Company from various claims.


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      5. Miscellaneous. (a) Any notice permitted or required to be delivered under this Agreement by one party shall be in writing and shall be delivered by hand, overnight delivery service or U.S. registered or certified mail, postage prepaid with return receipt requested, to the other party at the address set forth opposite such party's name on the signature page hereof until notice of a change in address is delivered as provided in this Section . Notices shall be deemed to be given, in the case of (i) by hand delivery, upon receipt; (ii) overnight delivery service, on the business day after timely delivery to a recognized overnight delivery service; and (iii) U.S. mail, upon the third business day after deposit with the U.S. mail.

            (b) This Agreement constitutes the entire understanding between the Company and Consultant with respect to the matters provided for herein, and all prior discussions, negotiations, commitments, writings and understandings related hereto are hereby superseded. This Agreement shall not be amended or modified except by the written agreement of the parties hereto.

            (c) This Agreement shall be binding and inure to the benefit of the Company and its successors and assigns. Consultant may not assign either his rights or obligations hereunder without the prior written consent of the Company.

            (d) The construction and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Louisiana.

            (e) The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

            (f) The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            (g) Consultant hereby acknowledges that he has read, understands and expressly agrees to the terms of this Agreement, and has been advised and has had an opportunity to consult with an attorney of his choice before executing this Agreement.


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      IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                         CENTURY TELEPHONE ENTERPRISES, INC.

Century Telephone Enterprises, Inc.
100 Century Park Drive
Monroe, Louisiana  71203            By:    /s/ Glen F. Post, III
Attention:  Glen F. Post, III             ________________________________
                                               Glen F. Post, III
                                             Vice Chairman of the Board,
                                        President and Chief Executive Officer


Jim D. Reppond
Red Barn Farm                                 /s/ Jim D. Reppond
Old Sturkie Road                          _______________________________
Salem, Arkansas 72576                             Jim D. Reppond
      or
P.O. Box 9
Salem, Arkansas 72576



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